EMPLOYMENT CONTRACT


     This Agreement made this 11th day of May,1999, between TRIPLE S PLASTICS, INC. (hereinafter referred to as "Corporation"), and ALBERT CHRISTIAN SCHAUER (hereinafter referred to as "Schauer").

     WHEREAS, Schauer is an important and valuable executive with recognized leadership and experience; and

     WHEREAS, the Corporation deems it in its best interest to secure the services of Schauer as a director and officer of the Corporation; and

     WHEREAS, the Corporation, as an incentive to Schauer to accept and continue employment with the Corporation, is willing to offer Schauer the opportunity to increase his proprietary interest in the Corporation.

     THEREFORE, in consideration of the promises and mutual agreements hereafter contained and for other good and valuable consideration, it is agreed as follows:

     1. Employment. The Corporation shall employ, and Schauer shall serve as the Chief Executive Officer of the Corporation, upon the terms and conditions set forth below.

     2. Term. The employment of Schauer shall be for five (5) years commencing on the date hereof.

     3. Duties and Location. Schauer shall serve the Corporation as one of its Directors and its Chief Executive Officer and shall faithfully, and to the best of his ability under the direction of the Board of Directors of the Corporation, devote his entire time (except as set forth in paragraph 19 below), energy, and skill during regular business hours of such employment and shall perform the duties that are customarily performed by a Chief Executive Officer and shall, from time to time, perform such other services as the Board of Directors shall reasonably require. It is understood that Schauer shall be responsible and report directly to the Board and to no other individual or officer(s) in the Corporation. The Corporation shall provide adequate and appropriate office space at its corporate headquarters for Schauer to perform the duties of his position in Kalamazoo County, Michigan. Schauer shall not be required to relocate to any other location.

     4. Compensation. The Corporation shall pay Schauer for the term of his employment hereunder, as base annual salary, the sum of Two Hundred Fifty Thousand Dollars ($250,000) per annum (or such higher amount as may be agreed to by Schauer and the Corporation), paid in equal bi-weekly installments in accordance with the general practice of the Corporation. The salary may be increased annually in an amount to be determined by the Board of Directors. The Corporation will establish a "Salary Reduction Deferred Compensation Plan" for the benefit of Schauer as described in paragraph 6(I).

     5. Expenses. The Corporation shall reimburse Schauer (upon submission of appropriate expense vouchers) for all out-of-pocket expenses for travel, meals, hotel accommodations, entertainment, and the like incurred by him in the interest of the Corporation's business, and which are deemed reasonable in accordance with Corporation's policies and practices.

     6. Benefits. When this Agreement is in effect and during any severance period, Schauer shall receive the fringe benefits detailed below and any other benefits or perquisites provided to or available to any other executive officer(s) of the Corporation. In no event shall the level of fringe benefits be decreased, except in the situation where standardized fringe benefits for executive officers of the Corporation are decreased for all such officers. Those benefits shall include:

     A. Participation in Corporation's health, hospitalization, and medical insurance program for Schauer, his spouse, and legal dependents, subject to and in accordance with applicable laws;

     B. Participation in any Corporation retirement and/or pension program applicable to Corporation's executive officers;

     C. Long term and short term disability insurance at levels applicable to Corporation's executive officers, fully paid by the Corporation;

     D. Four (4) weeks annual paid vacation, plus such paid holidays as are provided to all executive and management personnel;

     E. A dental insurance plan covering Schauer, his spouse, and legal dependents;

     F. All membership dues, initiation fees, and other dues and fees in connection with Schauer's membership in the Kalamazoo Country Club and the Beacon Club. In addition, the Corporation shall reimburse Schauer for all reasonable entertainment expenses and costs Schauer incurs for the benefit of the Corporation, in accordance with Corporation's policies and practices;

     G. Life insurance in the amount of $2,000,000.00 or such lesser amount as can be purchased by Corporation at an annual premium not to exceed $6.000.00; the beneficiary of such insurance shall be designated by Schauer;

     H. Participation in Corporation's Share the Success Plan, an incentive compensation plan which is currently being designed and is scheduled for implementation within ninety (90) days of the date hereof; and

     I. The Corporation will establish a nonqualified Salary-Reduction Deferred Compensation Plan which will allow Schauer to annually determine and direct a portion of his base salary for deposit into the Plan trust. In addition, Corporation shall contribute annually to such Plan trust an amount equal to the difference between Twenty-Five Thousand and no/100 ($25,000.00) and Corporation's annual matching contribution to Schauer's account under Corporation's 401(k) Deferred Compensation Plan. The Plan shall be on terms and conditions acceptable to Schauer, but shall include, at a minimum the creation of an irrevocable "Rabbi" trust by the Corporation, subject to the claims of the general creditors of the Corporation. The Plan will further provide that the principal and interest of all sums in the Plan would become immediately due and payable to Schauer if his employment is terminated for any reason as described in paragraphs 11(A) through 11(E), of if there is a sale of all, or substantially all, of the Corporation's assets, a controlling interest in the common shares, a merger, consolidation, reorganization, or dissolution of the Corporation.

     J. All membership and professional dues in the AICPA, MACPA, and one airline club.

     K. An automobile allowance of seven hundred dollars ($700.00) per month.

     7. Covenant Not to Compete. During the term of Schauer's employment and for a period of 2 years following the effective date of his separation from employment with Corporation, Schauer agrees that he will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, be employed by or be connected in any manner with any person or entity engaged in the custom injection molding business or any other business in which Corporation, its divisions or subsidiaries are engaged at the time of Schauer's separation from employment with Corporation. This Covenant not to Compete shall apply within the geographic areas consisting of both the entire states in which Corporation, its divisions or subsidiaries have a manufacturing facility, and a 200-mile radius from any of Corporation's physical facilities at the time of Schauer's separation from employment with Corporation.

     8. Non-Solicitation of Customers. During the term of Schauer's employment and for a period of two (2) year following the effective date of his separation from employment with Corporation, Schauer shall not, directly or indirectly, solicit, contact, accept or otherwise attempt to establish for himself or any other person, firm or entity any business relationship of a nature that is competitive with the business or relationship of Corporation with any person, firm or entity which was a customer of Corporation or was involved in actual negotiations with Corporation over formation of a customer-supplier relationship at any time during the twelve (12) months prior to Schauer's separation regardless of whether he had any contact with said customer.

     9. Non-Solicitation of Corporation's Employees. Schauer agrees he will not, either during his employment or during the two (2) year period thereafter, solicit or attempt to solicit any employees of Corporation to leave Corporation's employ, and he will not employ or contract with any employee of Corporation except as such employee may be acting as a representative of Corporation with Corporation's express authority.

     10. Confidentiality Agreement. Schauer will not directly or indirectly use for his personal benefit or disclose to any person (whether such person is employed by the Corporation or not), without the prior written permission of an officer of the Corporation, at any time during or subsequent to Schauer's employment with the Corporation, any knowledge or information concerning its inventions, processes, customers, suppliers, pricing or any other business affairs, which was acquired during the period of Schauer's employment by the Corporation or his services as Director of the Corporation. Such knowledge and information shall include, without limitation, all matters:

     (a) of a technical nature such as but not limited to methods, know-how, formulae, compositions, processes, discoveries, machines, inventions, research projects, computer programs and similar items;

     (b) of a business nature such as, but not limited to, information about selling prices, cost, purchasing, profits, market, sales or lists of customers, customer names, and suppliers.

     11. Remedies. Based upon previous service to Corporation as a Director, Schauer acknowledges that the restrictions contained in paragraphs 7, 8, 9 and 10 are reasonable and necessary to protect the business and interests of Corporation and that any violation of these restrictions will cause substantial and irreparable injury to Corporation. Schauer agrees that Corporation is entitled, in addition to any other appropriate remedies, to preliminary and permanent injunctive relieve to secure specific performance, and to prevent a contemplated breach of this Agreement.

     12. Termination of Employment. Schauer's employment may be terminated upon the occurrence of any of the following:

     A.     His death;

     B. At Schauer's option at any time upon twelve (12) months prior written notice to the Corporation;

     C. If Schauer is unable to perform the services hereunder for a continuous period of six (6) months by reason of his physical or mental illness or incapacity. If there is any dispute as to whether Schauer is or was physically or mentally unable to perform his duties under this Agreement, such question shall be submitted to a licensed physician agreed upon by the Corporation and Schauer or his authorized representative or, if the parties are unable to agree, appointed by the Corporation's physician and Schauer's family physician. Schauer shall submit to such examination as such physician may request and such physician's determination of physical and mental condition shall be binding and conclusive on the parties;

     D. At any time by the Corporation for cause, which cause shall include and be limited to, theft, conviction of a felony, fraudulent misconduct, gross dereliction of duty on the part of Schauer, and any material breach of this Agreement which, after ninety (90) days from Corporation's written notice to Schauer of such breach, remains unremedied; or

     E. At the option of the Board of Directors at any time without cause upon written notice to Schauer.

     An additional condition of Schauer's employment under this Agreement is his receipt of a proxy from Daniel B. Canavan and Victor V. Valentine, Jr. to vote their shares of Company stock for Schauer as a Director of the Corporation as long as he serves as its CEO. In the absence of such proxy, Schauer may terminate his employment under this Agreement and such termination shall be treated as pursuant to paragraph 11E., above.

     13.  Compensation Upon Termination.

     A. If Schauer's employment is terminated pursuant to paragraph 11(E), he shall be entitled to continue to receive his base salary, bonuses, incentive compensation and fringe benefits during the "severance" period. Prior to the second anniversary date of this Agreement, the severance period shall be that period between the effective date of termination and the third anniversary date of this Agreement. Following the second anniversary date of this Agreement, the severance period shall be twelve months from the effective date of termination, but shall in no event extend past the Agreement's expiration date. In fulfilling its severance obligations under this paragraph, Corporation shall be entitled to a setoff for Schauer's interim earnings from all other employment during the severance period. During any severance period, Schauer shall not be obligated to perform any services for the Corporation, but shall be required to lend Corporation all requested reasonable assistance on any matter relevant to Schauer's employment or service as a Director with the Corporation.

     B. If Schauer's employment is terminated for cause pursuant to paragraph 11(D) or voluntarily terminates pursuant to paragraph 11(B), the Corporation shall pay him his base salary up to and including the date of termination and have no further obligation to Schauer. If Schauer's employment is terminated pursuant to either paragraph 11 A or paragraph 11 C, Schauer's legal repre-sentative or guardian shall be entitled to receive any base salary installments, prorated bonuses and incentive compensation, and other benefits accrued, due and earned, up to and including the date of death or termination due to disability only.

     14. Outside Directorships. Schauer may serve as an outside director on a maximum of three (3) boards of directors without violating the terms of paragraph 3; PROVIDED the directorships are disclosed to the Board of Directors of the Corporation and provided, further, that such service does not constitute a conflict of interest or otherwise materially detract from Schauer's fulfillment of obligations under this Agreement. In the event Corporation's Board of Directors determines Schauer's service as an outside director fails to satisfy any of the provisions in this paragraph, it shall notify Schauer of the issue and its determination in writing, and Schauer shall thereafter have ninety (90) days to remedy the issue. It is understood that service on the boards of affiliated or related entities shall constitute service on only one board of directors for purposes of this provision. This provision shall in no way limit Schauer from serving as a director of any non-profit or charitable organizations.

     15. Modifications. This Agreement may not be waived, modified, amended, changed, supplemented nor may any rights hereunder be waived, except by written instrument signed by both parties.

     16. Governing Law And Choice of Forum. This Agreement shall be construed and interpreted under and in accordance with laws of the State of Michigan.

     17. Waiver. The waiver by either party of a violation of any provision of this agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provisions hereof.

     18. Severability. If any provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     19. Headings. Headings, in this agreement, are provided solely for the convenience of the parties and shall not be used to interpret or construe its provisions.

     20. Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder, shall be deemed effectively given when personally delivered or mailed by prepaid, certified mail, return receipt requested, addressed as follows:

                    Triple S Plastics, Inc.
                    14320 Portage Rd.
                    Vicksburg, Michigan 49097

                    A. Christian Schauer
                    5512 Bobwhite
                    Kalamazoo, Michigan 49009

Or such other address, and to the attention of such other persons or officers as either party may designate by advance written notice.

     21. Drafting. This Agreement has been executed after negotiation and the opportunity by both parties to have this Agreement reviewed and revised by legal counsel of their choice. None of the provisions of this Agreement shall be interpreted or construed against a party hereto solely by virtue of the fact that any such provision shall have been drafted by legal counsel representing such party.

     22. Schauer's Attorney's Fees. The Corporation shall reimburse Schauer for the reasonable attorney's fees he incurs in the drafting, negotiation and finalization of this Agreement in a maximum amount of five thousand dollars ($5,000.00).

     23. Arbitration. With the specific exclusion of disputes arising out of paragraph 7. Covenant Not to Compete, 8. Non-Solicitation of Customers, 9. Non-Solicitation of Corporation's Employees and 10. Confidentiality Agreement, the sole and exclusive method for resolving any dispute arising out of this Agreement (or relating to the Employment or any termination of the Employment occurring during the term of this Agreement) shall be arbitrated in accordance with this paragraph. A party wishing to invoke arbitration of an issue will deliver written notice to the other party, including a description of the issue to be arbitrated not more than one hundred (180) days after the alleged breach occurred. Thereafter, the parties or their representatives shall meet promptly and attempt to select a mutually acceptable arbitrator, using whatever means and resources available to them. If the parties fail to agree upon an arbitrator within thirty days (30) or such longer period as they expressly agree upon, the matter shall be submitted to arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association.

     The arbitration hearing shall take place in Kalamazoo, Michigan absent the parties' agreement to another acceptable location. The fees and expenses of the arbitrator(s), any filing fees or other American Arbitration Association fees, shall be paid one-half by each party. The arbitrator(s) shall award costs and expenses, including reasonable attorney fees, to the prevailing party; if neither party prevails on all issues, the arbitrator(s) shall allocate costs and expenses in the arbitrator's discretion based on the extent to which each party has prevailed. The decision of the Arbitrator(s) will be final and binding on the parties and there shall be no appeal therefrom. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

     24. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors, and assigns. As used herein, the successor of the Corporation shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets, change of control, or similar reorganization. Notwithstanding the assignment of this Agreement by the Corporation, the Corporation agrees that it shall not be released from its obligations hereunder. Schauer acknowledges that services to be rendered by him are unique and personal. Accordingly, in no event may Schauer assign any of his rights or delegate any of his duties or obligations under this Agreement. However, if Schauer should die while any amounts are due and owing hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his estate.

          IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.
                                   TRIPLE S PLASTICS, INC.

DATED:          May 11, 1999          /s/ Victor V. Valentine, Jr.
                                      By: Victor V. Valentine, Jr.
                                      Its: President

DATED:          May 11, 1999          /s/ Albert Christian Schauer
                                      ALBERT CHRISTIAN SCHAUER